Exhibit 10.5
APOLLO GROUP, INC.
EXECUTIVE OFFICER PERFORMANCE INCENTIVE PLAN
PLAN AMENDMENT
The Apollo Group, Inc. Executive Officer Performance Incentive Plan (the “Plan”) is hereby amended as follows, effective as of November 23, 2010:
1. Section II. A. of the Plan is hereby amended in its entirety to read as follows:
     “A. Bonuses shall be earned under the Plan on the basis of the Company’s performance measured in terms of one or more pre-established performance objectives to be attained over a designated performance period (the “Performance Period”). Each applicable Performance Period under the Plan shall be established by the Plan Administrator and may range in duration from a minimum period of three (3) months to a maximum period of thirty-six (36) months. The initial Performance Period shall be the twelve (12)-month period coincident with the Company’s 2008 fiscal year beginning September 1, 2007 and ending August 31, 2008.”
2. Section V. A. of the Plan is hereby amended in its entirety to read as follows:
     “A. Participants shall be eligible to earn a cash bonus under the Plan for each Performance Period for which one or more performance objectives established by the Plan Administrator for that Performance Period are attained. The Plan Administrator shall, within the first ninety (90) days of each Performance Period of twelve (12) or more months duration, within the first forty-five (45) days of each Performance Period of less than twelve (12) months duration but six (6) months or more duration and within the first fifteen (15) days of each Performance Period of three (3) months duration, establish the specific performance objectives for that Performance Period. In no event may a performance objective be established at a time when there exists no substantial uncertainty as to its attainment.”
3. Section V. B. of the Plan is hereby amended in its entirety to read as follows:
     “B. For each Performance Period, the performance objectives may be based on one or more of the following criteria: (i) pre-tax or after-tax earnings or net income, (ii) revenue growth, (iii) cash flow, (iv) return on assets or stockholder equity, (v) total stockholder return, (vi) gross or net profit margin, (vii) earnings per share, (viii) market share, (ix) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation, (x) economic value-added models, (xi) operating income, net operating income or net operating income before or after recorded tax expense; (xii) operating profit, net operating profit or net operating profit before or after recorded tax expense, (xiii) operating margin, (xiv) cost reductions, (xv) budget objectives, (xvi) measures of student academic success, (xvii) measures of student satisfaction at one or more of the Company’s universities or throughout the Company’s university system as a whole, as formulated by the Plan Administrator and validated in one or more instances through one or more independently-conducted surveys, (xviii) measures of faculty performance at one or more of the Company’s universities or throughout the Company’s university system as a whole, (ixx) measures of faculty engagement at one or more of the Company’s universities or throughout the Company’s university system as a whole, as formulated by the Plan Administrator and validated in one or more instances through one or more independently-conducted surveys, and (xx) measures to enhance student protection or student service at one or more of the Company’s universities or throughout the Company’s university system as a whole. In addition, such performance criteria may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any subsidiary. Each applicable performance criteria may be structured at the time of establishment to provide for appropriate adjustment for one or more of the following items: (i) asset impairments or write-downs; (ii) litigation verdicts, judgments or claim settlements; (iii) the effect of changes in tax law, accounting principles or other laws, regulations or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; (v) any extraordinary nonrecurring items, including those addressed in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) the operations of any business acquired by the Company or any subsidiary or of any joint venture in which the Company or any subsidiary participates; (vii) the divestiture of one or more business operations or the assets of the Company or of any subsidiary or joint venture in which the Company or any subsidiary participates; (viii) the costs incurred in connection with such acquisitions or divestitures; (ix) the financial results of any businesses classified as discontinued operations for all or a portion of the applicable performance or measurement period and (x) the payments made under the Plan or any other cash incentive payment plan or program implemented by the Company.”
     4. Except as modified by this Plan Amendment, all the terms and provisions of the Plan shall continue in full force and effect.
IN WITNESS WHEREOF, Apollo Group, Inc. has caused this Plan Amendment to be executed on its behalf by its duly-authorized officer on this 9th day of December 2010.

APOLLO GROUP, INC.

By:	/s/ Joseph L. D’Amico
Title:	President & COO